FOR IMMEDIATE RELEASE NOVEMBER 11, 2003

Contact: Lawrence Pemble

Robert Goodwin

Chindex International, Inc.

(301) 215-7777

CHINDEX INTERNATIONAL, INC.

Announces 2nd Quarter and Six Month Results

$0.12 Per Share Quarterly Earnings Despite Sluggish End-of-SARS Environment

Hospital Operations Return To Expected Levels by Quarter-End

BETHESDA, MARYLAND (November 11, 2003) . . . Chindex International, Inc. (NASDAQ: CHDX), the leading independent American company providing Western healthcare products distribution and medical services in the People's Republic of China, today announced its second quarter and six month results for the period ending September 30, 2003.

Revenue for this year's second quarter was $21.2 million with net income of $219,000 or earnings per share of $0.12. This compares to revenue of $17.8 million with net income of $176,000 or earnings per share of $0.10 for the same period last year.

Revenue for this year's six-month period was $41.5 million with a net loss of $1,120,000 or a loss per share of $0.60. This compares to revenue of $32.8 million with a net loss of $236,000 or a loss per share of $0.13 for the same period last year.

Roberta Lipson, Chindex President and CEO, commented on the Company's quarterly results from the offices of Beijing United Family Hospital:

"Although we anticipated a faster recovery, business through the summer months continued to be impacted by the SARS epidemic. It was not until the last month of the quarter that we really regained momentum across all the business units of the Company. Nonetheless we were pleased to report an increase in earnings for the quarter over the prior year and growth in each our business divisions.

In our Medical Capital Equipment division, execution of sales contracts delayed during our first quarter continued to be sluggish until mid-September. Both retail and hospital sales from our Healthcare Products Distribution division showed similar results. The hardest hit of all was our Healthcare Services division; patient levels at Beijing United only returned to normal levels after schools opened in September.

At Shanghai United Family Hospital, we took the opportunity presented by SARS to reevaluate many aspects of our facility. As a result, a number of design changes have been made, including the addition of a fever clinic and changes in the HVAC system to provide for more negative pressure rooms. While these changes have delayed our projected opening date by several months, Shanghai United will open as the first hospital in China to have fully integrated the lessons from SARS. This is another significant testimonial to the fact that Chindex leads the way in healthcare technologies in the Chinese healthcare services industry.

Although SARS presented us with unparalleled challenges in our business operations for the past two quarters, this was balanced more significantly by the resulting longer term opportunities for healthcare in China. We have done a good job of regaining momentum and participating in some of these new opportunities over the past three months. We have also continued to pursue our strategic growth objectives in each business segment and position ourselves to capitalize on the increased level of investment being made in the Chinese healthcare system as a result of SARS," Lipson concluded.

Chindex is a leading American company in healthcare in the Greater Chinese marketplace including Hong Kong. It provides representative and distribution services to a number of major multinational companies including Siemens AG (diagnostic color ultrasound scanners under the Acuson and Siemens brand names), Becton-Dickinson (including vascular access, infusion and critical care systems), Johnson & Johnson (clinical chemistry analyzers), and Guidant (interventional cardiology products including stents, balloon catheters and guide wires). Its distribution channels to the retail pharmacy industry in China have been developed through a relationship with a major multinational cosmetics manufacturer. It also provides healthcare services through the operations of its private hospital corporation in China. With twenty-two years of experience, over 600 employees, and operations in the United States, China and Hong Kong, the Company's strategy is to expand its cross-cultural reach by providing leading edge technologies, quality products and services to Greater China's professional communities. Further company information may be found at the Company's websites, www.chindex.com and www.unitedfamilyhospitals.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to the Company's (i) performance goals, including successful conclusion of efforts to secure government-backed financing, (ii) future events and earnings, including revenues from the Company's developmental businesses such as healthcare services, (iii) markets, including growth in demand in China for the Company's products and services, (iv) proposed new operations, including expansion of its healthcare services business, (v) the impact of the SARS epidemic, including the recovery of delayed or reduced sales; and (vi) the timing of the opening of new hospital facilities. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Financial Summary Attached

CHINDEX INTERNATIONAL, INC. CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
Total sales and service revenue	$21,155,000	$17,801,000	$41,529,000	$32,769,000
Cost and expenses
Cost of goods and services sold	14,003,000	11,440,000	28,707,000	21,435,000
Salaries and payroll taxes	3,883,000	3,392,000	8,217,000	6,847,000
Travel and entertainment	636,000	670,000	1,215,000	1,210,000
Other	2,180,000	1,796,000	4,664,000	3,371,000
Income (loss) from operations	453,000	503,000	(1,274,000)	(94,000)
Minority Interest	0	(6,000)	0	(29,000)
Other (expenses) and income
Interest expense	(63,000)	(16,000)	(119,000)	(23,000)
Interest income	14,000	7,000	29,000	19,000
Miscellaneous (expenses) income - net	(27,000)	(88,000)	14,000	(86,000)
Income (loss) before income taxes	377,000	400,000	(1,350,000)	(213,000)
(Provision for) benefit from income taxes	(158,000)	(224,000)	230,000	(23,000)
Net income (loss)	$219,000	$176,000	$(1,120,000)	$(236,000)
Net income (loss) per common share - basic	$0.12	$0.10	$(0.60)	$(0.13)
Weighted average shares outstanding - basic	1,870,959	1,834,858	1,862,554	1,775,775
Net income (loss) per common share - diluted	$0.10	$0.09	$(0.60)	$(0.13)
Weighted average shares outstanding - diluted	2,220,125	1,917,460	1,862,554	1,775,775